CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
The Continental Corporation

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Proxy Statement.

Our report refers to The Continental Corporation and subsidiaries' change in methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS")
No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes" were adopted in 1992.

                                                  KPMG PEAT MARWICK LLP



New York, New York
March 28, 1995